Exhibit 8

                         Subsidiaries of the Registrant

Inversora Los Andes S.A.
Embotelladoras Bolivianas Unidas
Industrial Iquitos S.A.
Sociedad de Cartera del Pacifico S.R.L.
Embotelladora Latinoamericana S.A.
Embotelladora Iquique S.A.
Envases Central S.A.
Embonor S.A.
Embotelladora Arica Overseas
Embonor Holdings S.A.